INVESTMENT ADVISORY AGREEMENT


  THIS INVESTMENT ADVISORY AGREEMENT (hereinafter referred to as the "AGREEMENT"), is made by and between the KENILWORTH FUND, INC., an Illinois Corporation, (hereinafter called the "Fund") and INSTITUTIONAL PORTFOLIO SERVICES, LTD., an Illinois Corporation (hereinafter called the "Investment Adviser").

                              WITNESSETH:

  WHEREAS, the Fund engages in the business of investing and reinvesting its assets and property in various stocks and securities, and the Investment Adviser engages in the business of providing investment advisory services,

  NOW THEREFORE, in consideration of the mutual covenants herein contained, each of the parties hereto intending to be legally bound, it is agreed as follows:

     1. The Fund hereby employs the Investment Adviser, for the period set forth in Paragraph 8 hereof, and on the terms set forth herein, to render investment advisory services to the Fund, subject to the supervision and direction of the Board of Directors of the Fund. The Investment Adviser hereby accepts such employment and agrees, during such period, to render the investment advisory services and assume the obligations herein set forth, for the compensation provided. The Investment Adviser, unless otherwise expressly provided and authorized, has no authority to act for or represent the Fund in any way, or in any way be deemed an agent of the Fund.

     2. As a compensation for the investment advisory services to be rendered to the Fund by the Investment Adviser under the provisions of this Agreement, the Fund shall pay to the Investment Adviser a monthly fee equal to one-twelfth of one percent per month (the equivalent of 1% per annum) of the daily average net assets of the Fund during the month. The first payment of the fee hereunder shall be prorated on a daily basis from the date this Agreement takes effect.

     3. It is expressly understood and agreed that the investment advisory services to be rendered by the Investment Adviser to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, thus, the Investment Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

     4. It is understood and agreed that directors, officers, employees, agents and shareholders of the Fund may be interested in the Investment Adviser as directors, officers, employees, agents and shareholders, and that directors, officers, employees, agents and shareholders of the Investment Adviser may be interested in the Fund, as directors, officers, employees, agents and shareholders or otherwise. Specifically, it is understood and agreed that directors, officers, employees, agents and shareholders of the Investment Adviser may continue as directors, officers, employees, agents and shareholders of the Fund; that the Investment Adviser, its directors, officers, employees, agents and shareholders may engage in other business, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, may render underwriting services to the Fund, or to any other investment company, corporation, firm or individual.

     5. The Adviser agrees to provide the Fund office space and personnel. The Adviser also agrees to pay the salaries of those of the Fund's employees, officers, and directors who are also employees, officers, and/or directors of the Adviser, all executive salaries and executive expenses, and charges for all clerical services relating to the Fund's investments and all promotional expenses of the Fund, including the printing and mailing of the prospectus to other than current shareholders.
     The Fund agrees to pay all of its other costs and expenses including interest, taxes, salaries of its employees, fees of directors who are not employees, officers or directors of the Adviser, administrative expenses related directly to the issuance and redemption of shares, costs of printing and mailing reports and notices to shareholders, charges for auditing services and legal services, and other fees and commissions of every kind not expressly assumed by the Adviser.

     6. The Fund's expenses are limited by an excess reimbursement expense. If the annual operating and management expenses, not including taxes and interest, exceeds 1.7% of the average net assets of the Fund, the Adviser will reimburse the Fund for any such excess on a yearly basis.

     7. The Investment Adviser shall give the Fund the benefit of its best judgment and efforts in rendering these services, and the Fund agrees as an inducement to the undertaking of these services that the Investment Adviser shall not be liable hereunder for any mistake of judgment or any event whatsoever, provided that nothing herein shall be deemed to protect, or purport to protect, Investment Adviser against any liability to Fund or to its shareholders to which Investment Adviser would otherwise be subject by reason of wilful misfeasance, bad faith or gross negligence in the performance of duties hereunder, or by reason of reckless disregard of obligations and duties hereunder.

     8. This Agreement shall continue in effect until May 31, 2001, and, thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Directors, cast in person at a meeting called for the purpose of voting on such approval, including the votes of a majority of the Directors who are not parties to such agreement or interested persons of any such party.

     9. This Agreement may be terminated at any time upon 60 days' prior written notice, without the payment of any penalty, by the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. The contract will automatically terminate in the event of its assignment by the Investment Adviser (within the meaning of the Investment Company Act of 1940), which shall be deemed to include a transfer of control of the Investment Adviser. Upon the termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination and except for the obligation of the Fund to pay to the Investment Adviser the fee provided in Paragraph 2 hereof, prorated to the date of termination.

     10. This Agreement shall not be assigned by the Fund without prior written consent thereto of the Investment Adviser. This Agreement shall terminate automatically in the event of its assignment by the Investment Adviser unless an exemption from such automatic termination is granted by order or rule of the Securities and Exchange Commission.

     11. The Investment Advisor hereby assures the Fund that the initial capital investment of $100,000 made by the Investment Advisor is made for investment purposes, and the Investment Advisor does not have any present intention of redeeming or reselling its investment.

  IN WITNESS WHEREOF, the parties hereto have caused their corporate seals to be affixed and duly attested and their presence to be signed by their duly authorized officers this 26th day of December, 1998.



                                   KENILWORTH FUND, INC.

  Attest:                          By /s/Mohini C. Pai
  /s/Savitri Pai
                                        President



                          INSTITUTIONAL PORTFOLIO SERVICES, LTD.

  Attest:                 By /s/ B. Padmanabha Pai
  /s/ Denise Iwaniec
                                        President